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                                                                   EXHIBIT 10.42

                                  [WINK LOGO]

May 6, 1999


Mr. Howard L. Schrott
3652 Bay Road South Drive
Indianapolis, IN 46240

Dear Howard:

I know I speak for the Wink Leadership Team who have interacted with you in the interview process that we are extremely excited about the potential of you joining the Wink Team. On a personal note, I look forward to your leadership and business experience as together we grow Wink to its full potential.

I am pleased to offer you the position of Chief Financial Officer with Wink Communications, Inc., (The "Company"), at a semi-monthly salary of $7,292.00, equivalent to $175,000 per year. You will also be eligible to participate in our Executive Bonus Plan with a total bonus potential of $50,000 for this year. The objectives for your 1999 bonus will be mutually set by you and I in the first two weeks of your employment.

We will recommend to the Board of Directors that you be granted the right to purchase, by way of a promissory note, 250,000 shares of Wink Common Stock. the current fair market value of this stock has been set by the Board of Directors at $8.00 per share. The vesting schedule will provide for 25% of your options to become vested after your first year of regular, full-time employment, with the remainder to vest at the rate of 1/48 of the original grant per month thereafter.

To assist you with relocation from Indianapolis to the Bay Area, the Company will provide you the following: real estate closing costs assistance on both the sale and purchase of residences, moving expenses covered up to $15,000 (net) and a temporary housing allowance up to $3,500 per month (net) for a maximum of three (3) months in duration. If you voluntarily choose to leave Wink any time during the first 18 months of employment, we will expect you to pay back these relocation expenses to Wink on a pro-rata basis.

As a regular employee of the Company, you will become eligible to participate in a number of Company-sponsored benefits, including medical, dental, vision, life and LTD insurance coverage and participation in the Company's 401(k) Plan.
These benefits may be modified from time to time.




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If you accept this offer, please fax a copy of the Acceptance and Acknowledgment to my private fax at (510) 337-2992 and return one signed original copy in the enclosed stamped, self-addressed envelope to Nancy Frank in our People Development Department at 1001 Marina Village Parkway, Alameda, CA 94501.

Howard, your role as Chief Financial Officer reports directly to me and will be broad and include all financial responsibilities.

In addition, you will have direct oversight of legal, facilities and business planning. As a member of my Executive Team I will also rely on your expertise in helping me evaluate New Business opportunities and set strategy for the company.

We look forward to having you start your employment as soon as possible. Let's discuss a mutually agreed upon date.

Howard, we are very excited about having you join Wink Communications. Please feel free to contact me at 510-337-6305 if you have any additional questions.


Sincerely,


/s/ MAGGIE WILDEROTTER
--------------------------
Maggie Wilderotter
President and CEO




* If you are terminated without cause in the first twelve months of employment, Wink will provide six months of salary as severance.




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                         ACCEPTANCE AND ACKNOWLEDGEMENT
                         ------------------------------


I have read, understand and accept the foregoing terms of employment described in the letter dated May 6, 1999 and this Acknowledgment.

I also understand and agree that employment with the Company is "at will" and can be terminated by me or by the Company at any time, for any reason, with or without cause. I further understand that while my salary, job title and job duties may change from time to time without a written modification of this letter, such changes will not affect the validity of this agreement or my right or the Company's right to terminate our employment relationship at will.

I further understand that the terms of this letter are the complete terms of my employment and shall supersede any prior agreement or understanding.



Howard L. Schrott
---------------------------
Printed Name



/s/ HOWARD L. SCHROTT
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Signature


5/6/99
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Date Signed